EXHIBIT 4.1

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

2005 EMPLOYEE STOCK OPTION PLAN

(Amended and Restated Through September 6, 2006)

ESTABLISHMENT AND PURPOSE

1.1          Establishment and Purpose.  First Investors Financial Services Group, Inc. (“First Investors”) hereby establishes the First Investors Financial Services Group, Inc. 2005 Employee Stock Option Plan, as set forth in this document.  The purposes of the Plan are to attract able persons to enter the employ of the Company, to encourage Employees to remain in the employ of the Company and to provide motivation to Employees to put forth maximum efforts toward the continued growth, profitability and success of the Company, by providing incentives to such persons through the ownership and performance of the Common Stock of First Investors.  A further purpose of the Plan is to provide a means through which the Company may attract able persons to become directors and officers of the Company and to provide such individuals with incentive and reward opportunities.  Toward these objectives, Options may be granted under the Plan to Employees, directors and other individuals serving as officers for the Company on the terms and subject to the conditions set forth in the Plan.

1.2          Effectiveness and Term.  The Plan shall become effective as of July 12, 2005, the date of its adoption by the Board (the “Effective Date”), provided it is duly approved by the holders of at least a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of First Investors duly held in accordance with applicable law within twelve months after the date of adoption of the Plan by the Board.  If the Plan is not so approved, the Plan shall terminate and any Option granted hereunder shall be null and void.

ARTICLE II.         DEFINITIONS

2.1          “Affiliate” means (i) with respect to Incentive Stock Options, a “parent corporation” or a “subsidiary corporation” of First Investors, as those terms are defined in sections 424(e) and (f) of the Code, respectively, and (ii) with respect to Nonqualified Stock Options, (A) a “parent corporation” or a subsidiary corporation” of First Investors as defined in (i) above, (B) a limited liability company, partnership or other entity in which First Investors controls 50% or more of the voting power or equity interests.

2.2          “Board” means the Board of Directors of First Investors.

2.3          “Cause” means a finding by the Committee of acts or omissions constituting willful misconduct or gross negligence in the course of the Optionee’s employment or service with the Company.

2.4          “Change of Control” means any of the following events:

(a)           the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which persons who were stockholders of First Investors immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(b)           the sale, lease or disposition (in one or a series of related transactions) by the Company of all or substantially all of the Company’s assets to any person or its Affiliates, other than the Company or its Affiliates; or

(c)           the approval by the Board or the stockholders of First Investors of a complete or substantially complete liquidation or dissolution of First Investors; or

(d)           any event similar to the foregoing that the Committee determines in its absolute discretion would, if consummated, materially alter the structure or business First Investors.

2.5          “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations.

2.6          “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more members of the Board.  During such time as the Common Stock is registered under Section 12 of the Exchange Act, each member of the Committee shall be an Outside Director.  To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.

2.7          “Common Stock” means the common stock of First Investors, $0.001 par value per share, or any stock or other securities of hereafter issued or issuable in substitution or exchange for the Common Stock.

2.8          “Company” means First Investors and any Affiliate.

2.9          “Effective Date” means the date this Plan becomes effective as provided in Section 1.2.

2.10        “Employee” means an employee of the Company; provided, however, that the term “Employee” does not include an Outside Director or an individual performing services for the Company who is treated for tax purposes as an independent contractor at the time of performance of the services.

2.11        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12        “Fair Market Value” means the fair market value of the Common Stock, as determined in good faith by the Committee or (i) if the Common Stock is traded in the over-the-counter market, the average of the representative closing bid and asked prices as reported by NASDAQ for the date the Option is granted (or if there was no quoted price for such date of grant, then for the last preceding business day on which there was a quoted price), or (ii) if the Common Stock is traded in the NASDAQ National Market System, the average of the highest and lowest selling prices for such stock as quoted on the NASDAQ National Market System for the date the Option is granted (or if there are no sales for such date of grant, then for the last preceding business day on which there were sales), or (iii) if the Common Stock is listed on any national stock exchange, the average of the highest and lowest selling prices for such stock as quoted on such exchange for the date the Option is granted (or if there are no sales for such date of grant, then for the last preceding business day on which there were sales).

2.13        “First Investors” means First Investors Financial Services Group, Inc., a Texas corporation, or any successor thereto.

2.14        “Grant Date” means the date an Option is determined to be effective by the Committee upon the grant of such Option.

2.15        “Incentive Stock Option” means an Option that is intended to meet the requirements of section 422(b) of the Code.

2.16        “NASDAQ” means The NASDAQ Stock Market, Inc.

2.17        “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.18        “Option” means an option to purchase shares of Common Stock granted to an Optionee pursuant to the Plan.  An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.

2.19        “Option Agreement” means a written agreement between First Investors and an Optionee that sets forth the terms, conditions, restrictions and limitations applicable to an Option.

2.20        “Optionee” means an Employee, director or officer performing services for the Company that has been granted an Option.

2.21        “Outside Director” means a member of the Board who: (i) meets the independence requirements of the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, (ii) from and after the date on which the remuneration paid pursuant to the Plan becomes subject to the deduction limitation under Section 162(m) of the Code, qualifies as an “outside director” under Section 162(m) of the Code, (iii) qualifies as a “non-employee director” of First Investors under Rule 16b-3, and (iv) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of shares of Common Stock to Employees.

2.22        “Permitted Transferee” shall have the meaning given such term in Section 9.4.

2.23        “Plan” means this First Investors Financial Services Group, Inc. 2005 Employee Stock Option Plan, as in effect from time to time.

2.24        “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation that may be in effect from time to time.

ARTICLE III.  PLAN ADMINISTRATION

3.1          Plan Administrator and Discretionary Authority.  The Plan shall be administered by the Committee.  The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.  The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.  Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to:  (i) interpret the Plan and the Option Agreements executed hereunder; (ii) decide all questions concerning eligibility for, and the amount of, Options granted under the Plan; (iii) construe any ambiguous provision of the Plan or any Option Agreement; (iv) prescribe the form of Option Agreements; (v) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement; (vi) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (vii) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (viii) determine whether Options should be granted singly or in combination; (ix) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (x) accelerate the exercise or vesting of an Option when such action or actions would be in the best interests of the Company; (xi) require Optionees to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Option for a stated period; and (xii) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan.  The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including without limitation its construction of the terms of the Plan and its determination of eligibility for participation in, and the terms of Options granted under, the Plan.  The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including without limitation Optionees and their respective Permitted Transferees, estates, beneficiaries and legal representatives.

3.2          Liability; Indemnification.  No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Options granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by First Investors with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

ARTICLE IV.  SHARES SUBJECT TO THE PLAN

4.1          Available Shares.  Subject to adjustment as provided in Section 4.2, the maximum number of shares of Common Stock that shall be available for grant of Options under the Plan, including Incentive Stock Options, shall be 400,000 shares of Common Stock.  Shares of Common Stock issued pursuant to the Plan may be original issue or treasury shares or a combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine.  During the term of this Plan, First Investors will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

4.2          Adjustments for Recapitalizations and Reorganizations.  If there is any change in the number or kind of shares of Common Stock outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization, or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without First Investors’ receipt of consideration, or if the value of outstanding shares of Common Stock is reduced as a result of a spin-off or First Investors’ payment of an extraordinary cash dividend, or distribution or dividend or distribution consisting of any assets of First Investors other than cash, the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock available for issuance under the Plan as Options, including Incentive Stock Options, the number and kind of shares of Common Stock covered by outstanding Options, and the price per share or the applicable market value or performance target of such Options may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Options; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

4.3          Adjustments for Options.  The Committee shall have sole discretion to determine the manner in which shares of Common Stock available for grant of Options under the Plan are counted.  Without limiting the discretion of the Committee under this

Section 4.3, unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Options under the Plan:

(a)           Options.  The grant of Options shall reduce the number of shares of Common Stock available for grant under the Plan by the number of shares of Common Stock subject to such an Option.

(b)           Cancellation, Forfeiture and Termination.  If any Option referred to in Section 4.3(a) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Option shall again be available for grant of Options under the Plan.

(c)           Payment of Exercise Price and Withholding Taxes.  If previously acquired shares of Common Stock are used to pay the exercise price of an Option, the number of shares available for grant of Options under the Plan shall be increased by the number of shares delivered as payment of such exercise price.  If previously acquired shares of Common Stock are used to pay withholding taxes payable upon exercise or vesting of an Option, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Option are withheld to pay withholding taxes payable upon exercise or vesting of such Option, the number of shares available for grant of Options under the Plan shall be increased by the number of shares delivered or withheld as payment of such withholding taxes.

ARTICLE V.  ELIGIBILITY

The Committee shall select Optionees from those Employees, directors and officers performing services for the Company that, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company.  Once a Optionee has been selected for an Option by the Committee, the Committee shall determine the type and size of Option to be granted to the Optionee and shall establish in the related Option Agreement the terms, conditions, restrictions and limitations applicable to the Option, in addition to those set forth in the Plan and the administrative guidelines and regulations, if any, established by the Committee.

ARTICLE VI.  OPTIONS

6.1          General.  Options may be granted in the form of Incentive Stock Options or Nonqualified Stock Options, or a combination of both; provided, however, that Incentive Stock Options may only be granted to Employees.  All Options shall be subject to the terms, conditions, restrictions and limitations of the Plan.

6.2          Terms and Conditions of Options.

(a)           An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees as a result of a merger, consolidation, acquisition, or other corporate transaction involving the Company.  Except as otherwise provided in Section 6.3, the term of each Option shall be as specified by the Committee; provided, however, that no Options shall be exercisable later than ten years after the Grant Date.

(b)           The Committee may, in its sole discretion, subject any Option to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Option and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Option), provided they are not inconsistent with the terms of the Plan.  The Committee may, but is not required to, subject an Option to such conditions as it determines are necessary or appropriate to ensure than an Option constitutes “qualified performance based compensation” within the meaning of section 162(m) of the Code and the regulations thereunder.  Any combination of Options may be granted at one time and on more than one occasion to the same Optionee.  The Committee may permit or require an Optionee to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the Optionee in connection with any Option; provided, however, that any permitted deferrals shall be structured to avoid negative tax consequences to the Optionee under Section 409A of the Code.

6.3          Restrictions Relating to Incentive Stock Options.

(a)           Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 6.2, comply with section 422(b) of the Code.  To the extent the aggregate Fair Market Value

(determined as of the times the respective Incentive Stock Options are granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of First Investors and its Affiliates exceeds $100,000, such excess Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options.  The Committee shall determine, in accordance with the applicable provisions of the Code, which of an Optionee’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.  The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.  No Incentive Stock Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of First Investors or an Affiliate, within the meaning of section 422(b)(6) of the Code, unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.

(b)           Each Optionee awarded an Incentive Stock Option shall notify First Investors in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option.  A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.

6.4          Exercise of Options.

(a)           Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to First Investors, setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.

(b)           Upon exercise of an Option, the exercise price of the Option shall be payable to First Investors in full either: (i) in cash or an equivalent acceptable to the Committee, or (ii) in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock that have been held by the Optionee for at least six months having an aggregate Fair Market Value at the time of exercise equal to the total exercise price, or (iii) in a combination of the forms of payment specified in clauses (i) and (ii) above.

(c)           During such time as the Common Stock is registered under Section 12 of the Exchange Act, to the extent permissible under applicable law, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to First Investors or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to First Investors to pay the exercise price and any required withholding taxes.

(d)           As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, First Investors shall (i) deliver to the Optionee, in the Optionee’s name or the name of the Optionee’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option, or (ii) cause to be issued in the Optionee’s name or the name of the Optionee’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.

6.5          Termination of Employment.

(a)           Each Option Agreement embodying the award of an Option shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s employment or service with the Company.  Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment or service.  In the event an Option Agreement does not set forth such termination provisions, then the following provisions shall apply with respect to such Option: if the employment or service of an Optionee shall terminate for any reason, with or without Cause, each outstanding Option held by the Optionee may be exercised, to the extent then vested, until the earlier of (i) the expiration of three months from the date of such termination of employment or service or (ii) the expiration of the term of such Option.

(b)           Notwithstanding the foregoing, an Option will not be treated as an Incentive Stock Option unless at all times beginning on the Grant Date and ending on the day three months (one year in the case of an Optionee who is “disabled” within the meaning of Section 22(e)(3) of the Code) before the date of exercise of the Option, the Optionee is an Employee of First Investors or an Affiliate (or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an option in a transaction to which Section 424(a) of the Code applies).

6.6          No Repricing.  Except for adjustments made pursuant to Section 4.2,  no Option may be repriced, replaced, regranted through cancellation or otherwise modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such Option; and, the Committee may not cancel an outstanding Option that is under water for the purpose of granting a replacement Option of a different type.

6.7          Loans.  The Committee may, in its sole discretion, approve the extension of a loan by the Company to an Optionee who is an Employee to assist the Optionee in paying the exercise price or purchase price of an Option; provided, however, that no loan shall be permitted if the extension of such loan would violate any provision of applicable law.  Any loan will be made upon such terms and conditions as the Committee shall determine.

ARTICLE VII.  CHANGE OF CONTROL

7.1          Vesting of Options.  Except as provided otherwise below in this Article or in an Option Agreement at the time an Option is granted, notwithstanding anything to the contrary in this Plan, upon any Change of Control, any time periods, conditions or contingencies relating to the exercise of any Option shall be automatically accelerated so that the Option may be exercised at the effective time of the Change of Control; provided, however, that in the event all outstanding Options are replaced as of the effective time of a Change of Control by comparable types of awards of greater or at least substantially equivalent value, as determined by the Committee in its sole discretion, no such automatic acceleration shall occur except to the extent the Committee, in its sole discretion, provides for such acceleration or unless such acceleration is expressly provided for in connection with such replacement.

7.2          Cancellation of Options.  Notwithstanding the foregoing, on or prior to the date of a Change of Control, with respect to any or all outstanding Options, the Committee may, without the consent of any Optionee, require that Optionees surrender their outstanding Options in exchange for payment by the Company, in cash, Common Stock, the securities of another company, or a combination thereof, as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Optionee’s unexercised Options exceeds the exercise price.

ARTICLE VIII.  AMENDMENT AND TERMINATION

8.1          Plan Amendment and Termination.  The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the holders of at least a majority of the shares of Common Stock if (i) such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Options under the Plan, or (ii) counsel for First Investors determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of NASDAQ or such other exchange or association on which the Common Stock is then listed or quoted.  An amendment to the Plan shall not require stockholder approval if it curtails rather than expands the scope of the Plan, nor if it is made to conform the Plan to new statutory or regulatory requirements that arise after submission of the Plan to stockholders for their approval, such as, without limitation, changes to section 409A of the Code, or regulations or other guidance issued thereunder.  Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Options granted prior to such termination.  Except as otherwise provided herein, no suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the consent of the Optionee (or the Permitted Transferee) holding such Option.

8.2          Option Amendment and Cancellation.  The Committee may amend the terms of any outstanding Option granted pursuant to the Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Optionee’s (or a Permitted Transferee’s) rights under an outstanding Option without the consent of the Optionee (or the Permitted Transferee) holding such Option.

ARTICLE IX.  MISCELLANEOUS

9.1          Option Agreements.  After the Committee grants an Option under the Plan to an Optionee, First Investors and the Optionee shall enter into an Option Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Option and such other matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Option

Agreements need not be identical.  All Option Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Option Agreement and the Plan, the terms of the Plan shall govern.

9.2          Listing; Suspension.

(a)           As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Option shall be conditioned upon such shares being listed on such exchange or system.  First Investors shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Option with respect to such shares shall be suspended until such listing has been effected.

(b)           If at any time counsel to First Investors or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes on First Investors or its Affiliates under the laws of any applicable jurisdiction, First Investors or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise, with respect to shares of Common Stock or Options, and the right to exercise any Option or other Option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on First Investors or its Affiliates.

(c)           Upon termination of any period of suspension under this Section, any Option affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option unless otherwise determined by the Committee in its sole discretion.

9.3          Additional Conditions.  Notwithstanding anything in the Plan to the contrary:  (i) the Committee may, if it shall determine it necessary or desirable in its sole discretion, at the time of grant of any Option or the issuance of any shares of Common Stock pursuant to any Option, require the recipient of the Option or such shares of Common Stock, as a condition to the receipt thereof, to deliver to First Investors a written representation of present intention to acquire the Option or such shares of Common Stock for his own account for investment and not for distribution, (ii) the certificate for shares of Common Stock issued to an Optionee may include any legend that the Committee deems appropriate to reflect any restrictions on transfer, and (iii) all certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

9.4          Transferability.

(a)           All Options granted to an Optionee shall be exercisable during his lifetime only by such Optionee, or if applicable, a Permitted Transferee as provided in subsection (c) of this Section; provided, however, that in the event of an Optionee’s legal incapacity, an Option may be exercised by his guardian or legal representative.  When an Optionee dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Optionee may acquire the rights under an Option. Any such successor must furnish proof satisfactory to First Investors of the successor’s entitlement to receive the rights under an Option under the Optionee’s will or under the applicable laws of descent and distribution.

(b)           Except as otherwise provided in this Section, no Option shall be subject to execution, attachment or similar process, and no Option may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution.  Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Option not specifically permitted by the Plan or the Option Agreement shall be null and void and without effect.

(c)           If provided in the Option Agreement, Nonqualified Stock Options may be transferred by an Optionee to a Permitted Transferee.  For purposes of the Plan, “Permitted Transferee” means (i) a member of an Optionee’s immediate family, (ii) any person sharing the Optionee’s household (other than a tenant or employee of the Optionee), (iii) trusts in which a person listed in (i) or (ii) above has more than 50% of the beneficial interest, (iv) a foundation in which the Optionee or a person listed in (i) or (ii) above controls the management of assets, (v) any other entity in which the Optionee or a person listed in (i) or (ii) above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (v), no consideration is provided for the transfer, and (vi) any transferee permitted under applicable securities and tax laws as determined by counsel to First Investors.  In determining whether a person is a “Permitted Transferee,” immediate family members shall include an Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

(d)           Incident to an Optionee’s divorce, the Optionee may request that First Investors agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code section 414(p)) with respect to all or a part of one or more Options made to the Optionee under the Plan.  First Investors’ decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of First Investors.  The Committee’s decision need not be uniform among Optionees.  As a condition of participation, an Optionee agrees to hold First Investors harmless from any claim that may arise out of First Investors’ observance of the terms of any such domestic relations order.

9.5          Withholding Taxes.  The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Optionee to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Optionee any withholding obligations with respect to Options.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow an Optionee to pay the amount of taxes required by law to be withheld from or with respect to an Option by (i) withholding shares of Common Stock from any payment of Common Stock due as a result of such Option, or (ii) permitting the Optionee to deliver to the Company previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes.  No payment shall be made and no shares of Common Stock shall be issued pursuant to any Option unless and until the applicable tax withholding obligations have been satisfied.

9.6          No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Option granted hereunder, provided that the Committee in its sole discretion may round fractional shares down to the nearest whole share or settle fractional shares in cash.

9.7          Notices.  All notices required or permitted to be given or made under the Plan or pursuant to any Option Agreement (unless provided otherwise in such Option Agreement) shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith.  Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.  First Investors or an Optionee may change, at any time and from time to time, by written notice to the other, the address that it or such Optionee had theretofore specified for receiving notices.  Until such address is changed in accordance herewith, notices hereunder or under an Option Agreement shall be delivered or sent (i) to an Optionee at his address as set forth in the records of the Company or (ii) to First Investors at the principal executive offices of First Investors clearly marked “Attention:  Stock Option Plan Administration.”

9.8          Compliance with Law and Stock Exchange or Association Requirements.  In addition, it is the intent of the First Investors that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that Options intended to constitute “qualified performance-based awards” comply with the applicable provisions of Section 162(m) of the Code and that any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Committee may permit or require, and any Option granted that is subject to Section 409A of the Code, comply with the requirements of Section 409A of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply.  Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Option if it is contrary to law, governmental regulation, or stock exchange or association requirements or modify an Option to bring it into compliance with any government regulation or stock exchange or association requirements.  The Committee may agree to limit its authority under this Section.

9.9          Binding Effect.  The obligations of First Investors under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of First Investors, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of First Investors.  The terms and conditions of the Plan shall be binding upon each Optionee and his Permitted Transferees, heirs, legatees, distributees and legal representatives.

9.10        Severability.  If any provision of the Plan or any Option Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

9.11        No Restriction of Corporate Action.  Nothing contained in the Plan shall be construed to prevent First Investors or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by First Investors or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Options made or to be made under the Plan.  No Optionee or other person shall have any claim against First Investors or any Affiliate as a result of such action.

9.12        Governing Law.  The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.

9.13        No Right, Title or Interest in Company Assets.  No Optionee shall have any rights as a stockholder of First Investors as a result of participation in the Plan until the date of issuance of Common Stock in his name.  To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company.  All Options shall be unfunded.

9.14        Risk of Participation.  Nothing contained in the Plan shall be construed either as a guarantee by First Investors or the Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by First Investors or the Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.

9.15        No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including without limitation First Investors and the Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Options or payments thereunder made to or for the benefit of an Optionee under the Plan or that such tax treatment will apply to or be available to an Optionee on account of participation in the Plan.

9.16        Continued Employment.  Nothing contained in the Plan or in any Option Agreement shall confer upon any Optionee the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate an Optionee’s employment at or service any time, with or without cause.  The loss of existing or potential profit in Options will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of First Investors or an Affiliate to the Optionee.

9.17        Miscellaneous.  Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof.  The use of the masculine gender shall also include within its meaning the feminine.  Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

IN WITNESS WHEREOF, this Plan has been executed as of the Effective Date.

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

By:	/s/ TOMMY A. MOORE, JR.
Tommy A. Moore, Jr.
President and Chief Executive Officer